FOR IMMEDIATE RELEASE

AMS HOMECARE AND MOBIFORM SOFTWARE TO DEVELOP LEADING EDGE HEALTHCARE SOFTWARE

Vancouver, British Columbia - February 17, 2006 AMS Homecare Inc(OTCBB:AHCKF) - Vancouver based AMS Homecare Inc. and Mobiform Software Inc. www.mobiform.com are pleased to announce that they are in the process of completing a memorandum of understanding on a software development initiative. AMS Homecare will now be in a position to build revolutionary healthcare software that leverages the power of Microsoft’s next generation technologies.

AMS Homecare success is attributed to its technology solutions in healthcare patient monitoring. By working with Mobiform Software, AMS Homecare will be able to deliver clients an interactive and highly graphical healthcare solution. Harj Gill, CEO of AMS Homecare says “Our challenge is moving beyond just patient monitoring. Mobiform will help us take the next step by using non traditional technology to deliver an unparalleled end-user experience. The solution provided will be able to converge many of our technology strengths into one client interface.” Harj continues, “We know the user interface is key to any software applications success.” The agreement entered into will mean that AMS will employ Mobiform’s team of experts in XAML and Windows Presentation Foundation to assist in developing a XAML user interface based healthcare solution. Mobiform software, Aurora, will also be a key component used in development.

Mobiform has worked with Microsoft’s technology advancements for over two years. Strengths behind several file formats like PDF, HTML and Flash are combined into one new language, XAML (Extensible Application Markup Language). Capabilities like 3D, animation and integrated audio and video, and many others make XAML the ideal choice in user interface development. Mobiform’s software works with the Microsoft XAML and Windows Presentation Foundation to deliver software interfaces that run in this new environment. As Mobiform’s software, Aurora, can be embedded into software applications for authoring XAML, it was an ideal choice for AMS Homecare.

“We are working with automation and enterprise management software development companies. We know the advantage that XAML will provide to these sectors is huge. Our strategic relationship with Microsoft has helped us really advance the software. We are excited about entering into this relationship with AMS Homecare. With the graphical demands of healthcare solutions, AMS’ clients will be using leading edge software in managing their healthcare requirements.”, says Ron DeSerranno, President and CEO of Mobiform Software Inc.

About Mobiform Software
MOBIFORM Software Inc. www.mobiform.com is focused on XML based graphic solutions. MOBIFORM’s Aurora gives developers and designers alike the ability to easily build XAML applications and web sites today without having to manually code the markup. Written on top of Microsoft’s new graphical subsystem, Windows Presentation Foundation (previously code named “Avalon”), Aurora allows designers to create the robust and compelling graphics, animations and user interfaces. Aurora now delivers 2D and 3D documents, animation, fixed and flow format documents, custom controls and more.

About AMS Homecare
Founded in 1989, AMS Homecare is a purveyor of mobility equipment, durable, disposable medical products, Layered Voice Analysis (LVA) and patient monitoring technology, and is a US pharmacy/durable medical equipment retailer http://www.65plusstore.com. The company is moving forward to strengthen its foundation and to build an organization capable of serving the health, independence and security needs of the aging populations in Canada and the United States. More information is available at http://www.amshomecare.com.

For more information contact:

Mobiform Software Inc.
Glen Sollors, VP Sales and Marketing
Phone: 604-408-0003
gsollors@mobiform.com

AMS Homecare Inc.
Daryl Hixt, Corporate Communication
604-273-5173 ext 121
ir@amshomecare.com

Macam Group of Companies:
Jeff Ball, Business Development
Ph: 403 698 3144
Fax: 403 264 9879
sales@macamgroup.com
www.macamgroup.com
www.Finance-Markets.com

Safe Harbor Statement: Statements contained in this fact sheet relating to AMS Homecare that are not historical facts are “forward-looking” under the Private Securities Litigation Reform Act. Forward-looking statements are subject to risks and uncertainties, including, but not limited to: the company’s ability to maintain strong relationships with its primary supplier and key dealers; the effects of competition from companies with greater resources; changes in manufacturers’ distribution channels; fluctuations in foreign currency; the level of government reimbursement for users as well as other government regulations; the company’s ability to retain key personnel; and, its ability to secure financing, notably to support its expansion into the U.S. market. These risks and uncertainties and others are enumerated in the company’s most current filed Annual and Interim Reports and could cause actual results to differ materially from those projected or implied in the forward-looking statements. Except for the company's continuing obligation to disclose material information under federal securities law, it is not obligated to update its forward-looking statements. Names of actual companies and products mentioned herein may be trademarks of their respective owners.